Clean Power Technologies Inc
436-35th Avenue NW
Calgary, Alberta
T2K 0C1 Canada

September 3rds 2009

STRICTLY PRIVATE AND CONFIDENTIAL

NewEnco
Aspen Building
Apex Way,
Hailsham, East Sussex
United Kingdom BN27 3WA

and

Renewable Power Systems, (RPS)
Unit 11, Bedford Business Centre,
Mile Road, Bedford
United kingdom MK42 9TW

Memorandum of Understanding – proposed project for the installation of a test/prototype Heat Recovery based Hybrid Steam Engines to be developed and manufactured by Clean Power Technologies Inc. for  landfill sites operations.

Further to our recent discussions, this memorandum of understanding (“Memorandum of Understanding”) sets out the high-level commercial principles subject to which Clean Power Technologies Inc. (“CPTI”) and NewEnco, a company duly incorporated in England and Wales and having its Head Office at Aspen Building, Apex Way, Hailsham, East Sussex, United Kingdom  BN27 3WA and Renewable Power Systems, a company duly incorporated in England and Wales and having its Head Office at Unit 11, Bedford Business Centre, Mile Road, Bedford, United Kingdom MK42 9TW (hereinafter jointly referred to as “NewEnco/RPS”) intend to work together through this Collaboration Agreement with the ultimate objective of making the landfill site operations more energy efficient by installing a system developed and manufactured by CPTI that utilises the  heat recovery system on a landfill gas engine and recover the exhaust heat which will be used to make electricity and feed this into the national grid. The CPTI system will be housed within a self-contained enclosure and only require exhaust gas  and electricity connected to it. CPTI aims to produce in excess of 20KW of electricity. (Hereinafter called the “project”). The Terms set out hereunder are agreed to by and between the parties hereto and is evidenced by their respective signatures.

1. INTRODUCTION

1.1           With the exception of clause 1.2 and clauses 5, 6 and 7, this
Memorandum of Understanding is intended to set out the high-level commercial principles and is not intended by the parties to be legally binding.

1.2           This Memorandum of Understanding is confidential to the
parties and their advisers and any information or know-how disclosed to, or discovered by, either party to this Memorandum of Understanding is subject to the confidentiality agreement to be entered into simultaneously with this MOU between CPTI and NewEnco/RPS.

1.3           NewEnco/RPS  has an operation at one landfill site called Abingdon in the County of Oxfordshire.

1.4           SCOPE OF WORK AND THE PROCESS

The proposal is to place a CPTI heat recovery system on a landfill gas engine and recover the exhaust heat which CPTI will use it to make electricity and feed this into the national grid. To achieve this process, CPTI will use its own heat exchanger to take the hot exhaust gas and use it to heat water. This water will be converted into superheated steam that will power a modern day steam engine. The steam engine will turn a 3 phase alternator that will produce electricity.  This electricity will pass through an electronic drive/grid synchronisation unit that will feed the national grid. The CPTI system will be housed within  a self-contained enclosure and only require exhaust gas  and electricity connected to it.

CPTI aims to produce in excess of 20KW of electricity from a single test unit. This unit would demonstrate the value of the system. When successful tests are completed the production of a 100KW plus unit could begin.  This would be suitable for a 800KW+ gas engine. A 100KW heat recovery powered electrical generator would yield an anticipated  12.5%  increase in revenue if placed on a 800KW gas system.

1.5           For the consideration described herein, NewEnco/RPS have agreed to install the System at its landfill site operation at Abingdon and NewEnco/RPS shall work together with CPTI to ensure the efficient and effective installation of the system.

2. DATA COLLECTION

2.1   Before the System can be implemented into the commercial market, CPTI shall undertake a period of data collection as stated below

2.2   CPTI would require an initial setup / trial period to establish the system and prove its components. This would involve an initial site visit. CPTI would then design an enclosure to suit the exhaust gas available and the positioning required to integrate the unit onto site.  CPTI would install the system once manufactured and support its initial setup and tuning following the completion of the installation of the said prototype unit, CPTI would seek 6 months running and operation of its engine to prove the longevity of its components and the technology as well as to evaluate its commercial merits.

3. OBJECTIVES AND GOALS

CPTI expects to gather inter alia the following during the aforesaid test period:

•	Experience of national grid hook up and operation

•	6 months testing of our steam expander

•	6 months testing of our heat exchanger and water system

•	An understanding of oil and water usage in our expander

•	An understanding of heat and environmental effects on our components

•	An overall understanding of the durability of our system components

NewEnCo/RPS have shown interest in CPTI's Heat recovery technology and have agreed to become CPTI’s collaborative partner because of the potential to generate additional revenue through fuel efficiency and conclusion of the following.

•	A system that is suitable for landfill operation with no requirement of planning permission or regulatory approvals; and
•	High level engineering understanding and support for their systems to be provided by CPTI at no cost to NewEnCo/RPS

NewEnCo/RPS have agreed to and will share the following information to enable CPTI to perform the work as contemplated in this Agreement.

3.1           CPTI would expect NewEnCo/RPS to share the following information.

•	All operational information on their gas burning engine, in particular down time and stoppages along with and other unusual events.

•	Details of power produced by the CPTI unit.

•	Details of any effects, adverse or otherwise, which CPTI’s unit may show on their gas engine.

3.2          Test site:

Tentatively the test site that is offered by NewEnCo/RPS is located in Abingdon, in the County of Oxfordshire

3.3           Mechanical Supervision

CPTI will provide ongoing mechanical and engineering supervision to ensure that the operation of NewEnCo/RPS’s site is not jeopardized or adversely effected in any material manner as a direct result of the tests  by CPTI and its engine. In the event should any mishaps occur which may jeopardize the operation of NewEnCo/RPS, CPTI would provide anisolation valve which will enable NewEnCo/RPS to disconnect CPTI’s unit immediately.

3.4           TEST PROGRAM

CPTI  hopes to learn about  components , their durability, efficiency along with experience of the power generation market.  CPTI expects this testing may uncover some issues in the components but will provide a stable environment for the trial solutions and new parts.

3.5           CPTI shall consult NewEnCo/RPA’ prior undertaking the Outline of work mentioned hereinbefore

3.6           INDEMNIFICATION

CPTI hereby agrees to indemnify and to hold NewEnCo/RPS harmless from and against any and all loss, liability, claims, causes of action, damages, penalties, fines, imposts, and expenses, including reasonable attorney fees and costs, arising out of or incurred in connection with the System, its installation on the test site or its use by NewEnCo/RPS (except to the extent that NewEnco/RPS’s use is negligent or wrongful).

4. COSTS

Costs and Maintenance

4.1   CPTI will be responsible for the maintenance of the system but would expect NewEnCo to inspect the unit and make minor repairs / observations when carrying out site checks

 4.2          CPTI shall be responsible for the data gathering, development of the engines and of outsourcing any part of the Project costs.  CPTI shall also be responsible for installation of the System on the landfill site and for any damage to the NewEnCo/RPS caused by such installation or the use of the System on the its equipment on Test site

4.3            Other than as set out in 4.1, each party shall bear its own costs of the Project and providing any assistance referred to in this Memorandum of Understanding in accordance with Clause 6.

4.4   For and in consideration of the services provided by NewEnCo/RPS hereunder, including use of the Test Site, CPTI agrees, to offer NewEnCo/RPS a First Right of Refusal following completion of the test, to enter into a longer term commercial arrangement on such terms as shall be mutually agreed upon by the parties here. Without limiting the generality thereof, the terms of any future commercial Agreement may include inter alias

1.	Sell of the CPTI’s engine and technology to NewEnCo/RPS on terms that are at least as favourable to NewEnCo/RPS as those offered by CPTI to any of its other preferred customers.

2.	Rent/Leasing of the CPTI’s Engine/Technology based on royalty provision

3.	Joint venture with NewEnCo/RPS

4.	Profit Sharing Partnership

5.
To grant exclusive rights to NewEnCo/RPS to sell CPTI/CPTL’s hybrid engines within United Kingdom on such terms as may be agreed upon by and between the parties hereto, including but not limited to, guaranteed purchase of minimum number of units per agreed period, to agree on a marketing budget, to provide post sale and warranty services etc…….

It is agreed and understood that CPTI/CPTL will refer any third  party enquiries pertaining to the tests or sale of CPTI/CPTL’s engine to NewEnCo/RPS for follow-up discussions. It is further agreed that if CPTI/CPTL receives any agreement which is designed to establish commercial arrangements with any third party, CPTI/CPTL hereby undertakes to refer such agreements to NewEnCo/RPS and it will then have 30 days to exercise its First Right of Refusal to match the terms and conditions of such Agreement failing which CPTI/CPTL will be at liberty to pursue discussions with such third party entity thereafter.

5. TITLE AND INTELLECTUAL PROPERTY

5.1   For the purposes of this Clause 5, the following term shall have the following meaning:

“Intellectual Property Rights” means trade marks, designs, patents,  copyright, database rights, internet domain names, and other intellectual property rights, data and test results in each case whether registered or unregistered, and including applications for the grant of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

5.2           The parties agree and acknowledge that CPTI owns and following the tests, shall own all Intellectual Property Rights that are proprietary, patented or patentable in the System and, notwithstanding any assistance provided by NewEnCo/RPS, CPTI shall continue to own the Intellectual Property rights in the System.

5.3   In the event that NewEnCo/RPS  by operation of law or otherwise acquire any Intellectual Property Rights in the System, it shall procure the assignment of such Intellectual Property Rights in the System (through Licensing and/or Royalty terms and/or terms and conditions to be negotiated) from CPTI and such assignment to be with full title guarantee and to include the right to sue for past infringement

6. GENERAL

Both parties are responsible for their own costs in connection with  the proposed Project, whether or not it proceeds (including (without limitation) the preparation and negotiation of this Memorandum of Understanding) and any party may end negotiations in relation to the proposed Project at any time in writing without having to give any reasons for doing so or incurring any liability to the other party.

7. GOVERNING  LAW AND THIRD PARTY RIGHTS

7.1   This Memorandum of Understanding and the negotiations between CPTI and NewEnCo/RPS in connection with the proposed Project (“Negotiations”), and all disputes and claims arising out of or in connection with them, are governed by, and shall be construed in accordance with the laws of England and Wales.  Each party irrevocably agrees to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising under or in connection with this Memorandum of Understanding and the Negotiations.

7.2   The parties agree that, this Memorandum of Understanding is not intended to, and does not, give to any person who is not a party to the Memorandum of understanding any rights to enforce the provisions of this Memorandum of Understanding.

Please confirm your agreement to the terms and conditions set out above by signing, dating and returning a copy of this Memorandum of Understanding to CPTI.

Yours sincerely,

/s/ Abdul Mitha
ABDUL A. MITHA,
President/ CEO
For and on behalf of
Clean Power Technologies Inc

ACCEPTANCE

We the Undersigned have read and understood the terms of the aforementioned Memorandum of Understanding and we hereby accept and agree to comply with the same.

/s/ N.R. Lewis                                                                                 /s/ Andrew Leach
Print Name: N.R. Lewis                                                                                    Print Name: Andrew Leach
Title: Managing Director                                                                        Title: Director
NEWENCO                                                                                      RENEWABLE  POWER  SYSTEMS